Exhibit 23.1

               Consent of Independent Certified Public Accountant

The Board of Directors
Consolidated Pictures Corp.:

I consent to the use of my report dated July 9, 2001 in the Registration Statement on Form SB-2 of Consolidated Pictures Corp. for the registration of 500,000 units, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant to purchase additional common stock and to the reference to the undersigned under the heading "Experts" therein.

/s/ Michael F. Cronin
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Rochester, New York
July 16, 2001